PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JANUARY 17, 1997)

           [LOGO] CENTURY
                  COMMUNICATIONS
                  CORP.

$250,000,000
8 7/8% Senior Notes due 2007

     Interest on the 8 7/8% Senior Notes due January 15, 2007 (the 'Notes') of Century Communications Corp. (the 'Company') is payable semi-annually on January 15 and July 15 of each year, commencing July 15, 1997. The Notes may not be redeemed by the Company.

SEE 'RISK FACTORS' BEGINNING ON PAGE 3 OF THE PROSPECTUS FOR CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Underwriter has agreed to purchase the Notes from the Company at 97.903% of their principal amount (resulting in $244,757,500 aggregate proceeds to the Company, before deducting expenses payable by the Company estimated at $150,000), plus accrued interest, if any, from January 23, 1997 to the date of delivery, subject to the terms and conditions as set forth in the Underwriting Agreement.

     The Underwriter proposes to offer the Notes from time to time for sale in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. For further information with respect to the plan of distribution and any discounts, commissions or profits on resale that may be deemed underwriting discounts or commissions, see 'Underwriting' herein. The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Notes are offered by the Underwriter, subject to prior sale, when, as and if issued to and accepted by the Underwriter, subject to approval of certain legal matters by counsel for the Underwriter and certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is anticipated that delivery of the Notes will be made only in book-entry form through the facilities of The Depository Trust Company in New York, New York, on or about January 23, 1997.

J.P. MORGAN & CO.

The date of this Prospectus Supplement is January 17, 1997.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                              RECENT DEVELOPMENTS

     On August 16, 1996, the Company entered into agreements to acquire three cable television systems which serve an aggregate of approximately 76,000 primary basic subscribers and subsequently assigned its rights as purchaser under these agreements to a joint venture (the 'Joint Venture') owned 50% by the Company and 50% by Citizens Utilities Company ('Citizens'). These systems are primarily located in Yorba Linda, Orange County, Diamond Bar, Oxnard and Ventura County, California. The aggregate purchase price for these systems is approximately $140,000,000, subject to adjustment. The Joint Venture expects to fund the acquisitions using commercial bank facilities, the terms of which are currently being negotiated.

     On May 31, 1996, the Company acquired the cable television systems serving Anaheim, Hermosa Beach/Manhattan Beach, Fairfield and Rohnert Park/Yountsville, California, for an aggregate purchase price of approximately $287,000,000, subject to adjustment. Funds for this acquisition were provided by an existing bank credit facility. At May 31, 1996, such cable television systems served an aggregate of approximately 135,000 primary basic subscribers.

     During fiscal 1994, 1995 and 1996, the Company invested, through a wholly-owned subsidiary, approximately $145,000,000 in its Australian pay television investments, including approximately $125,000,000 in East Coast Pay Television Pty Limited, an Australian company ('ECT'). Since the fourth fiscal quarter of 1996, the Company has written down $50,000,000 of its Australian investments. ECT has been pursuing opportunities to own, operate and invest in pay television services in Australia, which is considered to be an emerging pay television market, through (i) programming arrangements and ownership of a satellite subscription broadcast license which permits distribution of programming via direct-to-home satellite throughout Australia, which license, until July 1997, will be one of only three such licenses granted by Australian authorities; (ii) participation in up to 25% of the adjusted net cash flow of Australis Media Limited, another Australian pay television provider ('Australis'); and (iii) ownership of Microwave Multipoint Distribution System licenses in areas covering roughly 755,000 households (representing approximately 12% of Australia's population) in most of Coastal New South Wales and Tasmania.

     The Company has determined to pursue a strategy to sell its Australian investments and is currently in discussion with investment advisors with respect thereto. The Company has not yet developed an estimate of the net proceeds to be received on disposition or the expected period required for completion of the disposition. As a result, the operating results for the Australian operations are reported as a component of continuing operations. Once the Company has developed its formal plan for disposition, including its estimate of the net proceeds upon disposition and the period expected to be required for completion of the disposition, the Company anticipates accounting for its Australian operations as discontinued operations.

     On September 12, 1996, Centennial Cellular Corp., the Company's 31.8% owned subsidiary ('Centennial Cellular'), acquired, for approximately $34,000,000 in cash, 100% of the ownership interests in the partnership owning the non-wireline cellular telephone system serving the Benton Harbor, Michigan metropolitan statistical area. The Benton Harbor market represents approximately 161,400 pops. Funds for this acquisition were provided by a credit facility between Centennial Cellular and a commercial bank.

REGULATION

     On February 8, 1996, 'The Telecommunications Act of 1996' (the '1996 Act') was enacted into law. The new law will alter federal, state and local laws and regulations regarding telecommunications providers and services, including the cable television industry. The 1996 Act substantially deregulates (except for basic service) cable service rates over a three year period. Implementing regulations of the

1996 Act are currently being written. The effect that the 1996 Act will have on the Company's cable television businesses cannot be determined at this time.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the Notes (estimated to be $244,607,500, after deducting expenses payable by the Company of approximately $150,000) may be used in whole or in part to repay temporarily a portion of the long-term debt outstanding under two credit agreements executed by subsidiaries of the Company and various banks (the 'Credit Agreements'). Further borrowings may be made under the Credit Agreements for the purposes described below until August 31, 1999. The Credit Agreements each expire on August 31, 2004 and provide for mandatory principal repayments commencing November 30, 1999. At January 16, 1997, the effective rate of interest under the Credit Agreements was approximately 7.2% and the aggregate principal amount outstanding thereunder was approximately $509,000,000. The net proceeds may also be used to retire $204,000,000 aggregate principal amount of 11 7/8% Senior Subordinated Debentures due 2003 issued by the Company in October 1991 (the '11 7/8% Debentures'). The 11 7/8% Debentures may be called by the Company beginning in April 1997 at a redemption price of 105% of the principal amount thereof. Accordingly, the amount required to retire the 11 7/8% Debentures at such time is $214,200,000 plus accrued and unpaid interest through the date of retirement. The balance of the net proceeds may be used by the Company for general corporate purposes, including but not limited to the financing of capital expenditures, investments, purchases of the Company's securities and acquisitions. Pending any specific application, the net proceeds will be added to working capital and invested in short-term interest bearing obligations.

                         SELECTED FINANCIAL INFORMATION

     The selected consolidated financial information set forth below for the five years ended May 31, 1996 has been derived from the Company's audited consolidated financial statements. Such information should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and notes thereto incorporated into the accompanying Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1996. The selected consolidated financial information set forth below for the six months ended November 30, 1995 and 1996 has been derived from the Company's unaudited consolidated financial statements which in the opinion of management reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of interim data.

                                                                                                                SIX MONTHS ENDED
                                                              FISCAL YEARS ENDED MAY 31,                          NOVEMBER 30,
                                            --------------------------------------------------------------   ----------------------
                                               1992         1993         1994         1995         1996         1995         1996
                                            ----------   ----------   ----------   ----------   ----------   ----------   ---------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)         (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
    Revenues..............................  $  312,317   $  345,131   $  374,599   $  416,687   $  495,274   $  237,666   $ 312,000
                                            ----------   ----------   ----------   ----------   ----------   ----------   ---------
    Cost of services, selling, general and
      administrative expenses.............     144,823      151,742      165,500      214,054      228,182      110,739     141,003
    Regulatory restructuring charge.......      --           --           --            4,000       --           --          --
    Depreciation and amortization.........     129,810      138,547      151,296      171,931      195,425       94,900     115,416
    Australian operations.................      --           --           --           --           35,419        8,943      24,780
    Write-down of Australian assets.......      --           --           --           --           10,000       --          40,000
                                            ----------   ----------   ----------   ----------   ----------   ----------   ---------
    Operating (loss) income...............      37,684       54,842       57,803       26,702       26,248       23,084      (9,199)
    Interest expense......................     116,516      112,294      121,698      139,001      172,215       90,333      97,527
    Other(1)..............................     (22,686)     (19,661)     (21,968)     (29,674)     (43,850)      24,184      28,257
    Extraordinary item -- loss on early
      retirement of debt..................       9,888       --           --           --           --           --          --
                                            ----------   ----------   ----------   ----------   ----------   ----------   ---------
    Net loss..............................  $  (66,034)  $  (37,791)  $  (41,927)  $  (82,625)  $ (102,117)  $  (43,065)  $ (78,469)
                                            ----------   ----------   ----------   ----------   ----------   ----------   ---------
                                            ----------   ----------   ----------   ----------   ----------   ----------   ---------
    Net loss per common share.............  $     (.80)  $     (.49)  $     (.53)  $    (1.01)  $    (1.44)  $     (.61)  $   (1.09)
                                            ----------   ----------   ----------   ----------   ----------   ----------   ---------
                                            ----------   ----------   ----------   ----------   ----------   ----------   ---------
    Dividend requirements on subsidiary
      convertible redeemable preferred
      stock...............................  $    4,809   $    5,883   $    5,838   $    4,419   $    4,256   $    2,103   $   2,349
                                            ----------   ----------   ----------   ----------   ----------   ----------   ---------
                                            ----------   ----------   ----------   ----------   ----------   ----------   ---------

                                                                                            AS OF MAY 31,
                                                                    --------------------------------------------------------------
                                                                       1992         1993         1994         1995         1996
                                                                    ----------   ----------   ----------   ----------   ----------
CABLE SUBSCRIBER DATA:
    Homes passed..................................................   1,650,000    1,650,900    1,675,000    1,790,000    2,060,000
    Basic subscribers.............................................     907,000      934,000      945,000    1,100,000    1,250,000
    Penetration...................................................       54.9%        56.6%        56.4%        61.5%        60.7%
WIRELESS POPS AND SUBSCRIBER DATA (2):
    Net pops of controlled systems................................   2,950,700    3,048,047    3,941,000    8,921,500    8,880,900
    Net pops of minority owned systems............................   1,050,600    1,052,200    1,079,400    1,079,400    1,100,800
                                                                    ----------   ----------   ----------   ----------   ----------
         Total net pops...........................................   4,001,300    4,100,247    5,020,400   10,000,900    9,981,700
                                                                    ----------   ----------   ----------   ----------   ----------
                                                                    ----------   ----------   ----------   ----------   ----------
    Subscribers of controlled systems.............................      32,360       45,480       64,580      112,530      135,000
    Pro rata share of subscribers of minority owned systems.......      20,000       30,520       42,000       57,900       83,000
                                                                    ----------   ----------   ----------   ----------   ----------
         Total subscribers........................................      52,360       76,000      106,580      170,430      218,000
                                                                    ----------   ----------   ----------   ----------   ----------
                                                                    ----------   ----------   ----------   ----------   ----------

------------

(1) Other is comprised primarily of provision (benefit) for income taxes computed in accordance with Financial Accounting Standards Board Statement ('SFAS') No. 96 'Accounting for Income Taxes' effective May 31, 1993, SFAS No. 109 'Accounting for Income Taxes', the loss attributable to minority partners, gain on sale of assets, the early termination of certain interest rate hedge agreements in 1993 related to the refinancing of one of the Company's bank credit agreements and the subsequent reduction of floating rate debt to which such agreements were matched.

(2) 'Net pops' means the population of a wireless telephone market, based upon the 1990 Census Report of the Bureau of the Census, United States Department of Commerce, multiplied by Centennial Cellular's percentage ownership interest in an entity licensed by the Federal Communications Commission to construct or operate a wireless telephone system in that market.

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the Notes supplements and, to the extent inconsistent therewith, replaces the description of the general terms of the Debt Securities set forth under the heading 'Description of Debt Securities' in the accompanying Prospectus, to which description reference is made. The Notes will be issued pursuant to an Indenture dated as of February 15, 1992 between the Company and First Trust of California, National Association, successor-in-interest to Bank of America National Trust and Savings Association, as trustee (the 'Trustee'), as supplemented by a Fifth Supplemental Indenture to be dated as of January 23, 1997 (such Indenture, First Supplemental Indenture dated as of February 15, 1992, Second Supplemental Indenture dated as of August 15, 1992, Third Supplemental Indenture dated as of April 1, 1993, Fourth Supplemental Indenture dated as of March 6, 1995 and Fifth Supplemental Indenture, collectively the 'Indenture'). The Indenture is referred to in the Prospectus as the 'Senior Indenture.' The Notes are 'Senior Debt Securities' as that term is used in the Prospectus and are also referred to in the Prospectus as the 'Offered Debt Securities.'

GENERAL

     The Notes are limited to $250,000,000 aggregate principal amount and will be issued in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof. The Notes will mature on January 15, 2007.

     The Notes will bear interest from January 23, 1997 at a rate of 8 7/8% per annum, payable semi-annually on January 15 and July 15 of each year, commencing July 15, 1997, to the person in whose name each Note was registered at the close of business on the preceding January 1 and July 1, respectively, subject to certain exceptions. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     The Notes will rank pari passu with all existing and future Senior Indebtedness (as that term is used in the Prospectus) of the Company, including the 9 3/4% Senior Notes Due 2002, the 9 1/2% Senior Notes Due 2000, the Senior Discount Notes Due 2003 and the 9 1/2% Senior Notes due 2005 and will be senior in right of payment to all existing and future subordinated indebtedness of the Company, including the 11 7/8% Senior Subordinated Debentures Due 2003.

BOOK-ENTRY DEBT SECURITIES

     The Notes will be issued in the form of one or more fully registered Global Notes which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York ('DTC') and registered in the name of DTC's nominee or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee. Except as set forth below, owners of beneficial interests in the Global Note will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof for any purpose under the Indenture.

     The Company expects that pursuant to procedures established by DTC (i) upon the issuance of the Global Note, DTC or its custodian will credit, on its internal system, the principal amount of Notes of the individual beneficial interests represented by such Global Note to the respective accounts for persons who have accounts with DTC and (ii) ownership of beneficial interest in the Global Note will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of persons who have accounts with DTC ('participants')) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Note will be limited to persons who have accounts with DTC participants or persons who hold interests through participants.

     So long as DTC or its nominee is the registered owner or holder of the Notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture. No beneficial owner of an interest in the Global Note will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the Notes.

     Payments of the principal of, premium, if any, and interest on, the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee or any paying agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interest.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the Global Note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. If a holder requires physical delivery of a certificated Note for any reason, including to sell the Notes to persons in states that require physical delivery of the certificated Notes, or to pledge such securities, such holder must transfer its interest in the Global Note in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Note are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Note for certificated Notes, which it will distribute to its participants.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a 'clearing corporation' within the meaning of the Uniform Commercial Code and a 'clearing agency' registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants through electronic book entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ('indirect participants').

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interest in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     If (i) the Company notifies the Trustee in writing that DTC is at any time unwilling or unable to continue as a depository for the Global Note and a successor depository is not appointed by the Company within 90 days, or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Notes in definitive form under the Indenture, then, upon surrender by DTC of the Global Note, certificated Notes will be issued to each person that DTC identifies as the beneficial owner of Notes represented by the Global Note.

REDEMPTION

     The Notes may not be redeemed prior to maturity on January 15, 2007. See 'Certain Rights to Require Purchase of Notes.'

CERTAIN DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

     'Advance' means any direct or indirect advance, loan, guarantee, transfer (pursuant to contract or otherwise) or other extension of credit or capital contribution (in cash or other property) by the Company or any Subsidiary, as the case may be, to, or any purchase or other acquisition by such person of any Capital Stock, equity or other ownership interests, bonds, notes, debentures or other securities of, any Subsidiary or any other Affiliate of the Company, as the case may be, but not including: (i) any Advance from the Company or any Subsidiary to any Affiliate for use by such Affiliate in the ordinary course of its business on terms that are no less favorable to the Company or such Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Subsidiary from a Person who is not an Affiliate, or (ii) any Advance from the Company or any directly or indirectly 90%-owned Subsidiary to any other directly or indirectly 90%-owned Subsidiary or the Company. For purposes of subclause (i) of this definition, expenditures in the ordinary course of business shall mean and include expenditures for working capital, capital improvements and acquisitions in the communications and media fields whether by purchase of assets, capital stock or partnership or other equity interests or by the formation of joint ventures, partnerships or other entities.

     'Affiliate' of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, 'control' (including, with correlative meanings, the terms 'controlled by' and 'under common control with'), when used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by agreement or otherwise.

     'Asset Sale' means the sale, transfer, or other disposition (other than to the Company or any of its Subsidiaries) in any single transaction or series of related transactions of (a) any Capital Stock of any Subsidiary, (b) all or substantially all of the assets of the Company or any Subsidiary or (c) all or substantially all of the assets of a division, line of business, or comparable business segment of the Company or any Subsidiary.

     'Capitalized Lease Obligation' means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person or lessee which, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

     'Capital Stock' means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock and any and all equity, beneficial or ownership interests in, or participations or other equivalents in, any partnership, association, joint venture or other business entity.

     'Cash Flow Available for Interest Expense' means, for any Person, for any period, (A) the sum of the amount for such period of (i) Net Income, (ii) Interest Expense, (iii) provisions for taxes based on income (excluding taxes related to gains and losses excluded from the definition of Net Income), (iv) depreciation expense, (v) amortization expense, and (vi) any other non-cash items reducing the Net Income of such Person for such period, minus (B) all non-cash items increasing Net Income of such Person, all as determined in accordance with GAAP; provided that if, during such period, such Person shall have made any Asset Sale, Cash Flow Available for Interest Expense of such Person for such period shall be reduced by an amount equal to the Cash Flow Available for Interest Expense (if positive) directly attributable to the assets which are the subject of such Asset Sale for the period subsequent to such sale or increased by an amount equal to the Cash Flow Available for Interest Expense (if negative) directly attributable thereto for such period.

     'Consolidated Cash Flow Available for Interest Expense' means, for any Person, for any period, (A) the sum of the amount for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income (excluding taxes related to gains and losses excluded from the definition of Consolidated Net Income or Net Income), (iv) depreciation expense, (v) amortization expense, and (vi) any other non-cash items reducing the Consolidated Net Income of such Person for such period, minus (B) all non-cash items increasing Consolidated Net Income of such Person for such period; all as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP; provided that if, during such period, the Company or any of its Subsidiaries shall have made any Asset Sale, Consolidated Cash Flow Available for Interest Expense of the Company for such period shall be reduced by an amount equal to the Consolidated Cash Flow Available for Interest Expense (if positive) directly attributable to the assets which are the subject of such Asset Sale for the period subsequent to such sale or increased by an amount equal to the Consolidated Cash Flow Available for Interest Expense (if negative) directly attributable thereto for such period.

     'Consolidated Interest Expense' of any Person means, with respect to any period, the aggregate Interest Expense of such Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided, however, that Consolidated Interest Expense of the Company shall only include the Interest Expense of any Subsidiary of the Company which, at the date of determination of the Interest Expense Ratio of the Company, has an Interest Expense Ratio of less than the ratios set forth below:

                                PERIOD                                      RATIO
----------------------------------------------------------------------   -----------

November 15, 1988 -- November 14, 1990................................   1.25 to 1.0
November 15, 1990 -- November 14, 1991................................   1.35 to 1.0
Thereafter............................................................   1.50 to 1.0

     'Consolidated Net Income' with respect to any specified Person means, for any period, the aggregate of the Net Income of such specified Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income of any other Person which is not a Subsidiary or is accounted for by such specified Person by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to such specified Person or a Subsidiary, and (ii) the Net Income of any other Person acquired by such specified Person or a Subsidiary of such Person in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iii) the Net Income (if positive) of any Subsidiary that is subject to restrictions, direct or indirect, on the payment of dividends or the making of distributions to such specified Person shall be excluded to the extent of such restrictions.

     'Currency Agreement' means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect against fluctuations in currency values.

     'Debt' of any Person means (without duplication) any indebtedness, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (except any such balance that constitutes a trade payable or an accrued liability arising in the ordinary course of business that is not overdue by more than 120 days or that is being contested in good faith), if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of the Company in accordance with GAAP.

     'GAAP' means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession as in effect on the date of the Indenture.

     'Indebtedness' of any Person shall mean the Debt of such Person and shall also include, to the extent not otherwise included, any Capitalized Lease Obligation, the maximum fixed repurchase price of any Redeemable Stock, Indebtedness secured by a Lien to which the property or assets owned or held by the Company are subject (whether or not the obligations secured thereby shall have been assumed), guarantees of items that would constitute Indebtedness under this definition (whether or not such items would appear upon the balance sheet of such Person), letters of credit and letter of credit reimbursement obligations (whether or not such items would appear on such balance sheet), and obligations in respect of Currency Agreements and Interest Swap Obligations, and any renewal, extension, refunding or amendment of any of the foregoing. For purposes of the preceding sentence, the maximum fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon or measured by the fair market value of such Redeemable Stock (or any equity security for which it may be exchanged or converted) such fair market value shall be determined in good faith by the Board of Directors. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability of any such contingent obligations at such date.

     'Interest Expense' of any Person means, for any period, the aggregate amount of (i) interest in respect of Indebtedness of such Person (including amortization of original issue discount on any such Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and the net costs associated with Interest Swap Obligations and Currency Agreements), (ii) all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or accrued by such Person during such period, and (iii) any dividends or distributions paid on any Redeemable Stock of such Person, all as determined in accordance with GAAP.

     'Interest Expense Ratio' means, for the Company, the ratio of (i) the aggregate amount of Consolidated Cash Flow Available for Interest Expense of the Company for the four fiscal quarters for which financial information in respect thereof is available immediately prior to the date of the transaction giving rise to the need to calculate the Interest Expense Ratio (the 'Transaction Date') to (ii) the aggregate Consolidated Interest Expense which the Company will accrue during the fiscal quarter in which the Transaction Date occurs and the three fiscal quarters immediately subsequent to such fiscal quarter, assuming the Consolidated Interest Expense accruing on the amount of the Company's Indebtedness on the Transaction Date and reasonably anticipated by the Company in good faith to be outstanding from time to time during such period (assuming the continuation of market interest rate levels prevailing on the Transaction Date in any calculation of Interest Expense relating to Indebtedness the interest on which is a function of such market interest rate levels). 'Interest Expense Ratio' means, for any other Person, the ratio of (i) the aggregate amount of Cash Flow Available for Interest Expense of such other Person for the four fiscal quarters for which financial information in respect thereof is available immediately prior to the relevant Transaction Date to (ii) the aggregate Interest Expense which such other Person will accrue during the fiscal quarter in which the Transaction Date occurs and the three fiscal quarters immediately subsequent to such fiscal quarter, assuming the Interest Expense accruing on the amount of such other Person's Indebtedness on the Transaction Date and reasonably anticipated by such other Person in good faith to be outstanding from time to time during such period (assuming the continuation of market interest rate levels prevailing on the Transaction Date in any calculation of Interest Expense relating to Indebtedness the interest on which is a function of such market interest rate levels).

     'Interest Swap Obligations' shall mean the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payment made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount.

     'Lien' means any lien, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

     'Net Income' of any Person shall mean the net income (loss) of such Person, determined in accordance with GAAP, excluding, however, any gain (but not loss) realized upon the sale or other disposition (including, without limitation, dispositions pursuant to sale and leaseback transactions) of any real property or equipment of such Person which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of such Person or a Subsidiary of such Person.

     'Permitted Investment' means any investment after November 10, 1988 (a) which when aggregated with all other outstanding Permitted Investments does not exceed the aggregate of $50 million (excluding amounts which may be used to acquire the remaining interests in the non-wireline cellular telephone systems in Elkhart, Indiana, Lincoln, Nebraska and Charlottesville and Lynchburg, Virginia) plus (i) the amount of Proceeds from the issuance or sale of Capital Stock of the Company after November 15, 1988, (ii) the amount of Proceeds from the issuance of indebtedness which is converted or exchanged for Capital Stock of the Company after November 15, 1988, and (iii) amounts from dividends or distributions made to the Company or any Restricted Subsidiary from an Unrestricted Subsidiary after November 15, 1988, and (b) which is (i) loaned or contributed to any Affiliate controlled, directly or indirectly, by the Company in the ordinary course of business on terms that are no less favorable to the Company or the Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary from a Person who is not an Affiliate, or (ii)(A) loaned or contributed to any Unrestricted Subsidiary or (B) made by way of a guarantee by the Company or a Restricted Subsidiary of Indebtedness of an Unrestricted Subsidiary. A Permitted Investment in an Unrestricted Subsidiary will be deemed to be no longer outstanding if such Unrestricted Subsidiary has been classified a Restricted Subsidiary.

     'Proceeds' means, with respect to any issuance or sale of securities, cash or the fair market value of property other than cash (as determined by the Board of Directors whose determination shall be evidenced by a resolution of the Board of Directors filed with the Trustee) received in connection therewith.

     'Pro Forma Operating Cash Flow' means, for any period, (A) the sum of the amount for such period of (i) Net Income, (ii) Interest Expense, (iii)
provisions for taxes based on income (excluding taxes related to gains and losses excluded from the definition of Consolidated Net Income or Net Income),
(iv) depreciation expense, (v) amortization expense, and (vi) any other non-cash items reducing the Net Income of such Person for such period, minus (B) all non-cash items increasing Net Income of such Person for such period; all as determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP after giving effect to the following: (i) if, during such period, the Company or any of its Restricted Subsidiaries shall have made any Asset Sale, Pro Forma Operating Cash Flow of the Company for such period shall be reduced by an amount equal to the Pro Forma Operating Cash Flow (if positive) directly attributable to the assets which are the subject of such Asset Sale for the period subsequent to such sale or increased by an amount equal to the Pro Forma Operating Cash Flow (if negative) directly attributable thereto for such period and (ii) if, during such period, Indebtedness is incurred by the Company or any of its Restricted Subsidiaries for or in connection with the acquisition of any Person or business which immediately after acquisition is a Subsidiary or whose assets are held directly by the Company or a Subsidiary, Pro Forma Operating Cash Flow shall be computed so as to give pro forma effect to the acquisition of such Person or business.

     'Redeemable Stock' means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date (as defined in the Indenture) of the Notes.

     'Restricted Subsidiary' means (a) any Subsidiary of the Company, whether existing on or after the date of the Indenture, unless such Subsidiary is an Unrestricted Subsidiary or shall have been classified as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of the Company and
(b) an Unrestricted Subsidiary which is reclassified as a Restricted Subsidiary by a resolution adopted by the Board of Directors of the Company, provided that on and after the date of such reclassification such Unrestricted Subsidiary shall not incur Indebtedness other than that permitted to be incurred by a Restricted Subsidiary under the provisions of the Indenture. Notwithstanding the foregoing, Century-ML Cable Venture and its Subsidiaries and Century Venture Corp. and its Subsidiaries shall be Restricted Subsidiaries unless any of the foregoing shall be reclassified as an Unrestricted Subsidiary pursuant to clause
(d) of the definition of an Unrestricted Subsidiary.

     'Subsidiary' of any specified Person means (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at any time, directly or indirectly, owned by such Person or by such Person and a Subsidiary or Subsidiaries of such Person or by a Subsidiary or Subsidiaries of such Person or (ii) any other Person (other than a corporation) in which such Person or such Person and a Subsidiary or Subsidiaries of such Person or a Subsidiary or Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least majority ownership interest.

     'Unrestricted Subsidiary' means (a) Century Cellular Holding Corp., provided that Century Cellular Holding Corp. may be reclassified as a Restricted Subsidiary pursuant to clause (b) of the definition of Restricted Subsidiary,
(b) any Subsidiary as of the date of the Indenture which is not a Restricted Subsidiary, (c) any Subsidiary of an Unrestricted Subsidiary and (d) any
Subsidiary organized or acquired after the date of the Indenture which is classified as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors of the Company; provided that a Subsidiary may be so classified as an Unrestricted Subsidiary only if immediately after the date of such classification, the Company and its Restricted Subsidiaries would have investments in such Subsidiary which would be Permitted Investments; and provided further, that, notwithstanding the foregoing, no Subsidiary which is a Restricted Subsidiary as of the date of the Indenture shall be reclassified as an Unrestricted Subsidiary or be a Subsidiary of an Unrestricted Subsidiary. Centennial Cellular is a subsidiary of Century Cellular Holding Corp. The Trustee shall be given prompt notice by the Company of each resolution adopted by the Board of Directors under this provision, together with a copy of each such resolution adopted.

     'U.S. Government Obligations' means securities that are (i) direct obligations of the United States of America for payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case under clause (i) or (ii), are not callable or redeemable at the option of the issuer thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specified payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

CERTAIN COVENANTS

     Dividend and Stock Purchase Restrictions. The Indenture provides that, notwithstanding the restrictions on dividends and Capital Stock purchases by the Company and its Subsidiaries, certain of which are referred to below, such restrictions will not prevent (A) the payment of an amount not to exceed $150,000,000 in the aggregate to repurchase shares of the common stock of the Company, (B) the payment of any dividend within 60 days after the date of declaration when the payment would have complied with the dividend restrictions set forth below on the date of declaration or (C) the purchase, redemption, acquisition or other retirement of any shares of the Company's Capital Stock by exchange for, or out of the proceeds of the substantially concurrent sale of, other shares of its Capital Stock (other than Redeemable Stock).

     The  Indenture provides that the Company  will not, directly or indirectly,
(i) declare or pay any dividend on, or make any distribution to the holders (as such) of, any shares of its Capital Stock (other than dividends or distributions payable in Capital Stock (other than Redeemable Stock) of the Company); or (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company, any Subsidiary or other Affiliate (other than any such Capital Stock owned by the Company or any directly or indirectly wholly-owned Subsidiary of the Company); or (iii) permit any Subsidiary to declare or pay any dividend on, or make any distribution to the holders (as such) of, any shares of its Capital Stock except to the Company or a directly or indirectly wholly-owned Subsidiary of the Company (other than dividends or distributions payable in Capital Stock (other than Redeemable

Stock) of such Subsidiary or the Company); or (iv) permit any Subsidiary to purchase, redeem or otherwise acquire or retire for value any Capital Stock of such Subsidiary, the Company or any Affiliate of either of them (other than any such Capital Stock owned by the Company or any directly or indirectly wholly-owned Subsidiary of the Company); or (v) make, or permit any Subsidiary to make, an Advance (all of the foregoing, 'Restricted Payments'; provided, however, that Restricted Payments shall not include any amounts paid for the acquisition from a non-Affiliate of any Capital Stock of a Subsidiary or other Affiliate) if at the time of such action (a) an Event of Default (as defined in the Indenture) shall have occurred and be continuing, or shall occur as a consequence thereof, or (b) if upon giving effect to such payment the aggregate amount expended for all such Restricted Payments subsequent to November 21, 1988 shall exceed the sum of (i) the excess of (X) the aggregate of Consolidated Cash Flow Available for Interest Expense of the Company accrued during all fiscal quarters ended subsequent to May 31, 1988 over (Y) the product of (1) 1.2 and
(2) the aggregate of Consolidated Interest Expense of the Company accrued during all fiscal quarters ended subsequent to May 31, 1988, (ii) the aggregate net proceeds, including cash and the fair market value of property other than cash, received by the Company from the issue or sale, after November 21, 1988, of Capital Stock of the Company (other than redeemable Stock), including upon the exercise of any warrant, other than in connection with the conversion or exchange of any Indebtedness or Capital Stock, and (iii) the aggregate net proceeds received by the Company, subsequent to November 21, 1988, from the issue or sale of any debt securities or Redeemable Stock of the Company, if, at the time the determination is made, such debt securities or Redeemable Stock, as the case may be, has been converted into or exchanged for Capital Stock of the Company (other than Redeemable Stock).

     Limitation on Indebtedness. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume or become liable for, contingently or otherwise (collectively an 'incurrence'), any Indebtedness (other than the Notes) unless, after giving effect to such incurrence on a pro forma basis, Indebtedness of the Company and its Restricted Subsidiaries, on a consolidated basis, shall not be more than nine times Pro Forma Operating Cash Flow for the four fiscal quarters immediately preceding such incurrence. For purposes of the above, an incurrence will not be deemed to occur when any Person becomes a Subsidiary by merger, consolidation, acquisition or otherwise. Notwithstanding the above, the Indenture does not limit (i) Indebtedness incurred in connection with Currency Agreements or Interest Swap Obligations, (ii) Indebtedness which is subordinated in right of payment to the Notes and which has an average life to maturity longer than that of the Notes and (iii) Indebtedness resulting in the extension, refunding or renewal of any Indebtedness existing prior to such extension, renewal or refunding which does not result in an increase in the principal amount of such existing Indebtedness then outstanding.

     Investments in Affiliates and Subsidiaries. After the date of this Prospectus Supplement, the Company may not, nor will the Company allow any Restricted Subsidiary to, invest in any Affiliate (other than the Company or a Restricted Subsidiary) or in any Unrestricted Subsidiary other than by way of Permitted Investments.

     After the date of this Prospectus Supplement, neither the Company nor any Restricted Subsidiary will guarantee or secure, pledge, encumber or otherwise become directly or indirectly liable for investments in or borrowings by Unrestricted Subsidiaries, except for Permitted Investments and except that the Capital Stock of an Unrestricted Subsidiary may be pledged to secure borrowings by such Unrestricted Subsidiary or other Unrestricted Subsidiaries.

     Limitation on Transactions with Affiliates. The Indenture provides that neither the Company nor any Subsidiary may engage in any transaction with an Affiliate of the Company (other than a Restricted Subsidiary), or any director, officer or employee of the Company or any Subsidiary, on terms less favorable to the Company or such Subsidiary than would be obtainable at the time in comparable transactions of the Company or such Subsidiary with Persons which are not Affiliates. The provision described above does not apply to (i) any Restricted Payment which is made in compliance with the 'Dividend and Stock Purchase Restrictions' covenant described above or (ii) any transaction which complies with the provisions described under 'Investments in Affiliates and Subsidiaries' and 'Merger, Consolidation or Sale of Assets.'

MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Company may not consolidate or merge with or into, or sell, lease, convey or otherwise dispose of all or substantially all of its assets to, another corporation, Person or entity unless (i) the Company is the surviving Person or the successor or transferee is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, (ii) the successor assumes all the obligations of the Company under the Notes and the Indenture, (iii) after such transaction no Event of Default exists and (iv) the Interest Expense Ratio of the surviving or successor entity immediately following the transaction, determined on a pro forma basis, would be at least 1 to 1; provided that, if the Interest Expense Ratio of the Company immediately prior to any such transaction is within the range set forth in Column A below, then the pro forma Interest Expense Ratio of the surviving or successor entity shall be at least equal to the percentage of the Interest Expense Ratio of the Company set forth in Column B below:

(A)                                                          (B)
----------------------------------------------------------   ---

1.1111:1 to 1.4999:1......................................   90 %
1.5: 1 and higher.........................................   75 %

and provided further, that, if the pro forma Interest Expense Ratio of the surviving or successor entity is 2.0: 1 or more, the calculation in the preceding proviso shall be inapplicable and such transaction shall be deemed to have complied with the requirements of such provision.

DEFEASANCE

     Under the terms of the Indenture, the Company, at its option, (a) will be deemed to be discharged from any and all obligations in respect of the Notes (except in each case for certain obligations to register the transfer or exchange of the Notes, replace stolen, lost or mutilated Notes and maintain paying agencies) or (b) need not comply with certain covenants of the Indenture described under 'Certain Covenants,' in each case, if the Company irrevocably deposits with the Trustee, in trust, money or U.S. Government Obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal of the Notes on the date such payment is due in accordance with the terms of the Notes. To exercise any such option, the Company is required to deliver to the Trustee an Opinion of Counsel or revenue ruling to the effect that the deposit and related defeasance would not cause the holders of the Notes being defeased to recognize income, gain or loss for federal income tax purposes. Because under current federal income tax law a discharge from all obligations in respect of the Notes may cause the holders thereof to recognize income, the Company may not be able to be discharged from its obligations in respect of the Notes, but could exercise its option in order that it not be required to comply with certain covenants.

CERTAIN RIGHTS TO REQUIRE PURCHASE OF NOTES

     The Indenture provides that in the event of the occurrence of a Triggering Event (as hereinafter defined) with respect to the Company, then each holder of Notes shall have the right, at the holder's option, to require the Company to buy all or any part of such holder's Notes on the date (the 'Repurchase Date') that is 115 days after the occurrence of such Triggering Event for an amount equal to 101% of their principal amount plus accrued interest to the Repurchase Date.

     The Company is obligated to mail to all holders of record of the Notes, within 30 days after occurrence of a Triggering Event, a notice of the occurrence of such Triggering Event, specifying the date by which a holder must notify the Trustee of such holder's intention to exercise the repurchase right and describing the procedure which such holder must follow to exercise such right. The Company shall deliver a copy of such notice to the Trustee and shall cause a copy of such notice to be published in The Wall Street Journal (National Edition). To exercise the repurchase right, the holder of a Note must deliver, on or before the 90th day after the occurrence of the Triggering Event, written notice (which shall be irrevocable) to the Trustee of the holder's exercise of such right, together with the Note or Notes with respect to which the right is being exercised, duly endorsed for transfer.

     The terms below are defined in the Indenture as follows:

          (i) 'Triggering Event' means the occurrence of any transaction or event or series of transactions or events which results in (a) the Class A Common Stock of the Company being held of record by less than three hundred holders and (b) a Designated Downgrading. For purposes of clause (a) above, 'held of record' has the meaning set forth in Rule 12g5-1 promulgated by the Commission under the Exchange Act;

          (ii) In the event that the rating of the Notes by both Rating Agencies on the date 60 days prior to the occurrence of a Triggering Event (a 'Base Date') is equal to or higher than B Plus (as hereinafter defined), then a 'Designated Downgrading' means the reduction of the rating of the Notes by either or both Rating Agencies on the date of the relevant event or transaction resulting in the Class A Common Stock of the Company being held of record by less than 300 holders (or, if the rating on such date does not reflect the effect of such event or transaction, then on the earliest date on which such rating shall reflect the effect of such event or transaction) (as applicable, the 'Triggering Event Date') to a rating equal to or lower than B minus (as hereinafter defined); in the event that the rating of the Notes by either or both Rating Agencies on any Base Date is lower than B Plus, then a 'Designated Downgrading' means the reduction of the rating of the Notes by either or both Rating Agencies to a lower rating. In determining whether the rating of the Notes has been reduced, a reduction of a gradation (+ and - for S&P and l, 2 and 3 for Moody's or the equivalent thereof by any substitute rating agency referred to below) shall be taken into account;

          (iii) 'Rating Agency' means either Standard & Poor's Corporation or its successor ('S&P') or Moody's Investors Service, Inc. or its successor ('Moody's');

          (iv) 'B Plus' means, with respect to ratings by S&P, a rating of B+ and, with respect to ratings by Moody's, a rating of Bl, or the equivalent thereof by any substitute agency referred to below;

          (v) 'B Minus' means, with respect to ratings by S&P, a rating of B-and, with respect to ratings by Moody's, a rating of B3, or the equivalent thereof by any substitute agency referred to below.

     The Company shall take all reasonable action necessary to enable each of the Rating Agencies to provide a rating for the Notes, but, if either or both of the Rating Agencies shall not make such a rating available, a nationally recognized investment banking firm selected by the Company shall select a nationally recognized securities rating agency or two nationally recognized securities rating agencies to act as substitute rating agency or substitute rating agencies, as the case may be.

DEFAULTS, NOTICE AND WAIVER

     The following are Events of Default under the Indenture: (i) default in the payment of interest on any Note when due continued for 30 days; (ii) default in the payment of the principal of any Note when due (whether at maturity or by declaration of acceleration or otherwise), (iii) default in the performance, or breach, of any covenant or warranty of the Company in the Indenture or any Note (other than a covenant included in the Indenture solely for the benefit of Debt Securities other than the Notes) continued for 90 days after written notice from the Trustee or the holders of 25% or more in principal amount of the Notes outstanding, and (iv) certain events of bankruptcy, insolvency or reorganization of the Company.

     If an Event of Default occurs and is continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the Notes then outstanding due and payable.

     The Company must file annually with the Trustee an Officers' Certificate stating whether or not the Company is in default in the performance and observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying the nature and status of the default.

     The Indenture provides that the Trustee, within 90 days after the occurrence of an Event of Default, will give to holders of Notes notice of all uncured or unwaived defaults known to it; but, except in the case of a default in the payment of the principal of any of the Notes, the Trustee shall be protected in withholding such notice if the board of directors of the Company or the executive or trust committee thereof or a Responsible Officer of the Trustee in good faith determines that the withholding of such notice is in the interest of such holders.

     The Indenture contains a provision entitling the Trustee to be indemnified by holders of Notes before proceeding to exercise any right or power under the Indenture at the request of any such holders. The Indenture provides that the holders of a majority in principal amount of the outstanding Notes may, subject to certain exceptions, direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee with respect to the Notes. The right of a holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent including notice and indemnity to the Trustee, but the holder has an absolute right to receipt of principal when due and to institute suit for the enforcement thereof.

REPORTS TO HOLDERS OF NOTES

     Notwithstanding any Triggering Event (see 'Certain Rights to Require Purchase of Notes') or any other event, the Indenture provides that the Company must file with the Commission and provide the Trustee and the holders of the Notes with copies of the quarterly and annual reports and other information, documents and reports specified in Sections 13 and 15(d) of the Exchange Act as long as any Notes are outstanding.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to J.P. Morgan Securities Inc. (the 'Underwriter'), and the Underwriter has agreed to purchase from the Company, $250,000,000 aggregate principal amount of the Notes.

     The distribution of the Notes by the Underwriter is being effected from time to time in negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of any Notes, the Underwriter may be deemed to have received compensation from the Company equal to the difference between the amount received by the Underwriter upon the sale of such Notes and the price at which the Underwriter purchased such Notes from the Company. In addition, the Underwriter may sell Notes to or through certain dealers, and dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Underwriter and/or any purchasers of Notes for whom they may act as agent (which compensation may be in excess of customary commissions). The Underwriter may also receive compensation from the purchasers of Notes for whom it may act as agent.

     There is no public market for the Notes. The Company does not intend to list the Notes on any securities exchange or to arrange for their quotation on NASDAQ. The Company has been advised by the Underwriter that the Underwriter presently intends to make a market in the Notes after the consummation of the offering, although it is under no obligation to do so. No assurance can be given, however, as to the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public market does not develop, the market prices and liquidity of the Notes may be adversely affected.

     In  connection with the  offering, the Company has  agreed to indemnify the
Underwriter  against  certain  liabilities,  including  liabilities  under   the
Securities Act of 1933, as amended.

PROSPECTUS

                  CENTURY
           [LOGO] COMMUNICATIONS
                  CORP.

                  SENIOR DEBT SECURITIES, SENIOR SUBORDINATED
                DEBT SECURITIES AND SUBORDINATED DEBT SECURITIES

     Century Communications Corp. (the 'Company') from time to time may offer up to $252,000,000 aggregate principal amount of debentures, notes and/or other unsecured evidences of indebtedness consisting of senior debt securities
('Senior Debt Securities'), senior subordinated debt securities ('Senior Subordinated Debt Securities') and subordinated debt securities ('Subordinated Debt Securities') (collectively, the 'Debt Securities'). The Debt Securities may be issued as convertible Debt Securities which, unless previously redeemed or otherwise purchased, will be convertible at any time during the specified conversion period into shares of the Company's Class A Common Stock, par value $.01 per share (the 'Class A Common Stock'). The Debt Securities may be offered as separate series in amounts, at prices and on terms to be determined at the time of sale and to be set forth in supplements to this Prospectus. The Company may sell Debt Securities to or through underwriters or dealers and also may sell Debt Securities directly to other purchasers or through agents. See 'Plan of Distribution.'

     Certain terms of the Debt Securities in respect of which this Prospectus is being delivered (the 'Offered Debt Securities'), including, where applicable, the specific designation (including whether senior, senior subordinated or subordinated and whether convertible), aggregate principal amount, denominations, maturity or the method of determination thereof, interest rate (which may be fixed or variable) and time of payment of interest, initial conversion rate and terms relating to the adjustment thereof that are in addition to or different from those described herein, the period during which any convertible Debt Securities may be converted, terms for redemption at the option of the Company or the holder, terms for sinking or purchase fund payments, the initial public offering price, any listing or proposed listing on a securities exchange, the names of any underwriters or agents and the compensation of such underwriters or agents and the other terms in connection with the offering and sale of the Offered Debt Securities are set forth in the accompanying Prospectus Supplement ('Prospectus Supplement').

                            ------------------------
   SEE 'RISK FACTORS' BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS
              THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                            ------------------------
THESE    SECURITIES   HAVE   NOT   BEEN   APPROVED   OR   DISAPPROVED   BY   THE
  SECURITIES   AND    EXCHANGE   COMMISSION    OR   ANY    STATE    SECURITIES
    COMMISSION   NOR  HAS   THE  SECURITIES   AND  EXCHANGE   COMMISSION  OR
     ANY  STATE  SECURITIES   COMMISSION  PASSED  UPON   THE  ACCURACY   OR
       ADEQUACY   OF   THIS   PROSPECTUS.  ANY   REPRESENTATION   TO  THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------
                The date of this Prospectus is January 17, 1997.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the 'Commission') two registration statements on Form S-3 (together with all amendments and exhibits, referred to as the 'Registration Statements') under the Securities Act of 1933, as amended, with respect to the Debt Securities. This Prospectus does not contain all of the information set forth in the Registration Statements, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Debt Securities, the Class A Common Stock and the Company, reference is made to the Registration Statements.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a website that contains reports, proxy and information statements and other information. The website address is: http://www.sec.gov. The Company's Class A Common Stock is listed on The Nasdaq Stock Market and the Company therefore also files reports, proxy and information statements and other information with the National Association of Securities Dealers, Inc. ('NASD'). The above material can be inspected at the Nasdaq Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following reports filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference: the Annual Report on Form 10-K for the fiscal year ended May 31, 1996 and Amendment No. 1 thereto filed on August 30, 1996, the Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 1996, the Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 1996 and Amendment No. 1 thereto filed on January 15, 1997, and the Current Report on Form 8-K, filed on June 14, 1996 and Amendment Nos. 1 and 2 thereto filed on August 15, 1996 and August 16, 1996, respectively.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective date of filing of each such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference herein, other than certain exhibits to such documents. Requests for such documents should be directed to Scott N. Schneider, Chief Financial Officer, Senior Vice President and Treasurer, Century Communications Corp., 50 Locust Avenue, New Canaan, Connecticut 06840. The Company's telephone number is (203) 972-2000.

                                  RISK FACTORS

     Before purchasing the Debt Securities, a prospective investor should consider, among other things, the following factors.

NET LOSSES; STOCKHOLDERS' DEFICIENCY

     The Company has reported net losses of $102,117,000, $82,625,000, $78,469,000 and $43,065,000 for the fiscal years ended May 31, 1996 and 1995 and the six-month periods ended November 30, 1996 and 1995, respectively. Operating income (loss) was $26,248,000, $26,702,000, $(9,199,000) and $23,084,000 for the
respective periods, after taking into account non-cash charges for depreciation and amortization of $195,425,000, $171,931,000, $165,632,000 and $94,900,000,
respectively. The higher expense in the six months ended November 30, 1996 includes depreciation and amortization and a write-down of the Company's Australian assets. See 'Recent Developments.' Interest expense was $172,215,000, $139,001,000, $97,527,000 and $90,333,000 for the respective periods. The
Company expects net losses to continue until such time as the operations of its cable television systems and cellular telephone systems can generate sufficient earnings to offset the charges, including depreciation and amortization and interest expense, incurred in connection with such operations and its investments in plant associated with rebuilds and extensions of its cable television systems and expansion of the cellular telephone system infrastructure.

     Reflecting net losses in prior periods, the common stockholders' deficiency as stated on the Company's consolidated balance sheet at November 30, 1996 was $521,124,000. The Company's assets, including its cable television franchises and cellular telephone licenses, are recorded on its balance sheet at historical cost. The Company believes that the current fair value of such assets is significantly in excess of their historical cost. Accordingly, the Company does not believe that the common stockholders' deficiency reflects the current fair value of the Company.

LEVERAGE; CAPITAL REQUIREMENTS

     In recent years, the Company and its subsidiaries have incurred substantial indebtedness in connection with the acquisition, construction and start-up expenses of cellular telephone systems as well as the acquisition, upgrade and extension of cable television systems. At November 30, 1996, the Company and its subsidiaries had long-term debt (exclusive of current maturities of $15,199,000) of $2,104,524,000, including indebtedness under four credit agreements executed by subsidiaries of the Company and various banks (the 'Credit Agreements') and under a note agreement executed by a subsidiary of the Company in December 1992 (the 'Note Agreement'). At November 30, 1996 Centennial Cellular Corp., the Company's 31.8% owned subsidiary ('Centennial Cellular'), had an aggregate of $380,000,000 outstanding principal amount of debt securities.

     The cable television and cellular telephone businesses are capital intensive. While cash generated from operations is expected to fund an increasing portion of the working capital requirements, capital expenditures and debt service obligations of the Company and its subsidiaries, the Company will require additional funds from bank borrowings and other sources. In the past, the Company has funded the principal obligations on its long-term debt by refinancing the principal with expanded bank lines of credit. Although to date the Company has been able to obtain financing on satisfactory terms, there can be no assurance that this will continue to be the case in the future. The indentures for the Company's outstanding issues of publicly-held debt (the 'Indentures') impose certain restrictions on the incurrence of indebtedness. See 'Restrictive Covenants; Consequences of Default' below.

     For the year ended May 31, 1996 and the six months ended November 30, 1996, earnings were less than fixed charges by $149,116,000 and $104,986,000, respectively. See 'Ratio of Earnings to Fixed Charges.' Such amounts reflect non-cash charges totaling $220,712,000 and $127,981,000, respectively, consisting of depreciation and amortization and subsidiary preferred stock dividends.

RESTRICTIVE COVENANTS; CONSEQUENCES OF DEFAULT

     The Credit Agreements, the Note Agreement and the Indentures contain various financial and operating covenants, including, among other things, maintenance of certain financial ratios, restrictions on the ability of certain subsidiaries of the Company to incur indebtedness or liens, to make certain capital expenditures and to transfer funds to the Company and limits on certain other corporate actions. The Indentures also contain various covenants, including, among other things, restrictions on the ability of the Company to incur indebtedness and to make loans or capital contributions to, or to act as a guarantor for, certain of its subsidiaries and affiliates, which presently consist of those subsidiaries and affiliates engaged in the cellular telephone and related businesses. The ability of the Company and its subsidiaries to comply with such provisions may be affected by events beyond their control.

     In the event of a default under the agreements pursuant to which the outstanding debt securities of the Company and its subsidiaries are issued, the holders of such debt or the trustee acting on their behalf could elect to declare all of such debt securities, together with accrued interest, to be due and payable. Under certain of such agreements, the creditors would also have other remedies available, including foreclosure on the capital stock of the Company's subsidiaries which is pledged to secure such debt. In addition, in the event of a default under the Indentures, the Company would be prohibited from making any payments on any Senior Subordinated Debt Securities or Subordinated Debt Securities until all debt senior thereto was paid in full. There can be no assurance that the assets of the Company would be sufficient to repay all such senior debt and any Senior Subordinated Debt Securities and Subordinated Debt Securities then outstanding.

     The Company is currently in compliance with the financial and operating covenants contained in the Credit Agreements, the Note Agreement and the Indentures and management believes it is not presently at risk of noncompliance. However, there can be no assurance that this will continue to be the case.

CELLULAR TELEPHONE INDUSTRY

     The Company, through its subsidiary, Centennial Cellular, is engaged in the ownership and operation of non-wireline telephone systems primarily in four geographic areas in the United States and Puerto Rico. See 'THE COMPANY.' Centennial Cellular is a highly leveraged company. The Company has a minority common stock interest in Centennial Cellular and Centennial Cellular is solely responsible for its debt. Since August 1988, Centennial Cellular has acquired 28 cellular telephone markets which it owns and manages, all of which are considered to be in the early development phase of operations. Centennial Cellular also owns minority equity investment interests in certain other cellular telephone systems and has recently determined to sell or otherwise dispose of such interests. Centennial Cellular successfully bid, on March 13, 1995, for one of two Metropolitan Trading Areas (MTA) licenses to provide broadband personal communications services ('PCS') in the Commonwealth of Puerto Rico and the U.S. Virgin Islands. Centennial Cellular also plans to participate in the alternative access business in Puerto Rico pursuant to Federal Communications Commission ('FCC') requirements for interstate service and pursuant to an authorization issued to Centennial Cellular in December 1994 by the Public Service Commission of Commonwealth of Puerto Rico for intrastate service. Centennial Cellular requires substantial capital to operate, construct, expand and acquire cellular telephone systems and to build out and operate its recently acquired Puerto Rico telecommunications business and for debt service. Historically, Centennial Cellular has been dependent upon borrowings, the issuance of its equity securities and operating cash flow to provide funds for such purposes. Centennial Cellular is exploring various sources of external financing, including, but not limited to, bank financing, joint ventures, partnerships and public and private placement of its debt or equity securities, and will be dependent on such external financing to meet its operating, debt service, dividend and capital expenditure commitments. Centennial Cellular does not anticipate that improved cash flow from operations will be sufficient in the near term to fund its requirements.

     Additionally, the licensing, ownership, construction, operation and sale of controlling interests in cellular telephone systems are regulated by the FCC. Certain aspects of cellular telephone system ownership, construction, operation (including, but not limited to, rates and the resale of cellular service) and sale may be subject to public utility or other state and municipal regulation in the states in which service is provided. Changes in the regulation of cellular telephone system operators or their activities (such as increased price regulation by state authorities or a decision by the FCC to permit more than two licensees in each service area) could have a material adverse effect on Centennial Cellular's operations.

CONTROL BY CERTAIN STOCKHOLDERS

     The ownership interest in the Company of Leonard Tow and certain trusts for the benefit of members of his family (the 'Tow Trusts'), constituting approximately 88.02% of the combined voting power of both the Class A Common Stock and the Class B Common Stock of the Company, presently gives them the power to elect all but one member of the Board of Directors of the Company and to control the vote on all other matters submitted to a vote of the Company's stockholders. See 'DESCRIPTION OF CAPITAL STOCK -- Common Stock -- Voting Rights.'

     Under certain of the Credit Agreements, an event of default occurs if Leonard Tow and/or members of his immediate family or trusts for their benefit cease to own, in the aggregate, stock of the Company having at least a majority of the combined voting power of both classes of Common Stock of the Company.

FOREIGN CURRENCY EXCHANGE RATE RISKS; HEDGING

     The Company's monetary assets and liabilities are subject to foreign currency exchange risk as certain equipment purchases and payments for certain operating expenses, such as programming expenses, are denominated in currencies other than their own functional currency. In addition, certain of the Company's subsidiaries have notes payable and notes receivable which are denominated in a currency other than their own functional currency or intercompany loans payable linked to the U.S. dollar.

     In general, the Company does not execute hedge transactions to reduce its exposure to foreign currency exchange rate risks. Accordingly, the Company may experience economic loss and a negative impact on earnings with respect to its holdings solely as a result of foreign currency exchange rate fluctuations, which include foreign currency devaluations against the dollar. The Company may also experience economic loss and a negative impact on earnings related to these monetary assets and liabilities. In general, exchange rate risk to the Company's commitments for equipment purchases and operating expenses is generally limited due to the insignificance of the related monetary asset and liability balances; however, exchange rate risk to the Company of these notes payable and notes receivable and debt linked to the U.S. dollar have and will continue to impact its reported earnings.

     Australia generally does not restrict the removal or conversion of local or foreign currency; however, there is no assurance this position will continue.

REGULATION

     On February 8, 1996, 'The Telecommunications Act of 1996' (the '1996 Act') was enacted into law. The new law will alter federal, state and local laws and regulations regarding telecommunications providers and services, including the cable television industry. The 1996 Act substantially deregulates (except for basic service) cable service rates over a three year period. Implementing regulations of the 1996 Act are currently being written. The effect that the 1996 Act will have on the Company's cable television businesses cannot be determined at this time.

                                  THE COMPANY

     The Company was incorporated in New Jersey on December 5, 1985 as the holding company for a corporation of the same name incorporated in Texas on June 12, 1973 ('Century-Texas'). The Company is engaged in the ownership and operation of cable television systems, wireless telephone systems and radio stations and the operation of a cable television news programming service.

     At November 30, 1996, the Company owned and operated 70 cable television systems in 25 states and Puerto Rico. At that date, the Company's cable systems passed approximately 2,060,000 homes and served a total of approximately 1,250,000 primary basic subscribers. Certain of the Company's cable systems are owned 50% by the Company and 50% by unaffiliated entities. At November 30, 1996, these systems passed approximately 541,000 homes and served approximately 271,000 primary basic subscribers.

     The Company is engaged in the wireless telephone business through its subsidiary, Centennial Cellular, in which the Company has a minority common equity interest. Centennial Cellular is engaged in the ownership and operation of wireless telephone systems, primarily in four geographic areas in the United States and Puerto Rico. Since August 1988, Centennial Cellular has acquired 28 cellular telephone markets which it owns and manages. In addition, on June 23, 1995, Centennial Cellular acquired one of two MTA licenses to provide PCS in the Commonwealth of Puerto Rico and the U.S. Virgin Islands. Centennial Cellular also intends to construct and operate a competitive telephone access business in the Puerto Rico marketplace.

     The Company  has  acquired interests  in  complementary businesses  in  the developing pay television industry in Australia. The interests include investments in entities which have the following: (i) programming arrangements and ownership of a satellite subscription broadcast license which permits distribution of programming via direct-to-home (DTH) satellite television broadcasting throughout Australia; (ii) ownership of wireless cable distribution licenses (MDS) in areas covering approximately 755,000 households; and (iii) a partnership in up to 25% of net cash flow of Australis Media Limited ('Australis'), another Australian pay television operator.

     The Company has determined to pursue a strategy to sell its Australian investments and is currently in discussion with investment advisors with respect thereto. The Company has not yet developed an estimate of the net proceeds to be received on disposition or the expected period required for completion of the disposition. As a result, the operating results for the Australian operations are reported as a component of continuing operations. Once the Company has developed its formal plan for disposition, including its estimate of the net proceeds upon disposition and the period expected to be required for completion of the disposition, the Company anticipates accounting for its Australian operations as discontinued operations.

     The Company expects to continue to consider acquisitions of or investments in cable television systems, cellular telephone systems (through its cellular subsidiaries) and other communications-related properties.

     The Company's principal executive offices are located at 50 Locust Avenue, New Canaan, Connecticut 06840 and its telephone number is (203) 972-2000.

                       RATIO OF EARNINGS TO FIXED CHARGES

     For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of the amount of fixed charges plus earnings before income taxes and extraordinary items. Fixed charges consist of interest and the portion of rent deemed representative of the interest factor. For the years ended May 31, 1992, 1993, 1994, 1995 and 1996 and the six months ended November 30, 1996, earnings as defined were less than fixed charges by approximately $83,641,000, $70,479,000, $69,733,000, $119,118,000, $149,116,000 and $104,986,000,
respectively. The increased deficiency of earnings to fixed charges reflects higher levels of interest expense as a result of increased borrowings incurred to finance acquisitions, capital expenditures, working capital requirements, debt service and increases in non-cash depreciation and amortization expense related to acquisitions and capital expenditures. See 'Risk Factors -- Leverage; Capital Requirements.'

                                USE OF PROCEEDS

     Except as otherwise described in the Prospectus Supplement relating to an offering of Debt Securities, the net proceeds from the sale of the Debt Securities will be used for general corporate purposes, including the reduction of existing indebtedness under one or more of the Credit Agreements as well as the financing of capital expenditures and acquisitions. The Company has no current specific plans for the net proceeds of an offering of Offered Debt Securities. Any specific allocation of the net proceeds of an offering of Offered Debt Securities to a specific purpose will be determined at the time of such offering and will be described in the related Prospectus Supplement. Pending any specific application that may be described in the Prospectus
Supplement, the net proceeds will be added to working capital and invested in short-term interest bearing obligations. Such investments will be subject to fluctuating interest rates which may be lower than the rates applicable to the Debt Securities.

     The Company may borrow additional funds from time to time from public and private sources on both a long-term and short-term basis to fund its future capital and working capital requirements in excess of internally generated funds. Certain of such borrowings may rank senior in right of payment to the indebtedness represented by Debt Securities that are Senior Subordinated Debt Securities or Subordinated Debt Securities. See 'Description of Debt Securities -- Subordination.'

                      PRICE RANGE OF CLASS A COMMON STOCK

     The Class A Common Stock has traded on the Nasdaq System ('NASDAQ') under the symbol CTYA since January 5, 1995. Previously, it had traded on the American Stock Exchange. There is no established public market for the Class B Common Stock. The table set forth below lists the the high asked and the low bid prices for the Class A Common Stock reported on NASDAQ for the period from January 5, 1995 through January 16, 1997.

                                                                                HIGH      LOW
                                                                               ------    -----

1995
     First Quarter..........................................................   $10.13    $7.25
     Second Quarter.........................................................    10.13     7.63
     Third Quarter..........................................................    10.50     8.63
     Fourth Quarter.........................................................    10.38     7.75
1996
     First Quarter..........................................................    10.13     7.50
     Second Quarter.........................................................    10.13     8.25
     Third Quarter..........................................................     8.88     6.13
     Fourth Quarter.........................................................     7.63     5.13
1997
     First Quarter (through January 16).....................................     6.00     5.75

                         DESCRIPTION OF DEBT SECURITIES

     The following description sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Offered Debt Securities offered by any Prospectus Supplement and any variations from such general terms and provisions applicable to the Offered Debt Securities so offered will be described in the Prospectus Supplement relating to such Offered Debt Securities.

     The Debt Securities will be general unsecured obligations of the Company. The Senior Debt Securities will be senior to all subordinated indebtedness of the Company, including any outstanding Senior Subordinated Debt Securities and Subordinated Debt Securities, and pari passu with other unsecured, unsubordinated indebtedness of the Company. The Senior Subordinated Debt
Securities will be subordinate in right of payment to any Senior Debt Securities, including $200,000,000 aggregate principal amount of 9 3/4% Senior Notes Due 2002 issued by the Company in February 1992 (the '9 3/4% Notes'), $150,000,000 aggregate principal amount of 9 1/2% Senior Notes Due 2000 issued by the Company in August 1992 (the '1992 Notes'), $250,000,000 aggregate principal amount of 9 1/2% Senior

Notes Due 2005 issued by the Company in March 1995 (the '1995 Notes'; the 1992 Notes and the 1995 Notes are hereinafter collectively referred to as the '9 1/2% Notes') and $444,000,000 aggregate principal amount of Senior Discount Notes Due 2003 issued by the Company in March 1993 (the 'Discount Notes'), and to certain other debt obligations of the Company that may be outstanding from time to time, pari passu with $204,000,000 aggregate principal amount of 11 7/8% Senior Subordinated Debentures Due 2003 issued by the Company in October 1991 (the '11 7/8% Debentures') and certain other senior subordinated indebtedness of the Company that may be outstanding from time to time and senior to certain subordinated indebtedness of the Company that may be outstanding from time to time, including any Subordinated Debt Securities. The Subordinated Debt Securities will be subordinate in right of payment to any Senior Debt Securities, including the 9 3/4% Notes, the 9 1/2% Notes and the Discount Notes, and Senior Subordinated Debt Securities, including the 11 7/8% Debentures, and to certain other debt obligations of the Company that may be outstanding from time to time and pari passu with certain other subordinated indebtedness of the Company that may be outstanding from time to time.

     The principal operations of the Company are and will be conducted through its subsidiaries. The Company's ability to service its indebtedness, including the Debt Securities, is dependent primarily upon the receipt of funds from its subsidiaries. The subsidiaries are separate legal entities and have no obligation to pay any amounts due pursuant to the Debt Securities. The provisions of the Credit Agreements limit the Company's ability to receive funds from certain of its subsidiaries in the form of loans, advances, dividends, management fees or otherwise to the amounts necessary to pay normal operating expenses and Federal and state income and franchise taxes. Except to the extent that the Company may itself be a creditor with recognized claims against its subsidiaries, claims of creditors of such subsidiaries, including trade creditors and the lending banks under the bank credit agreements, will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Debt Securities, even though such subsidiary obligations do not constitute Senior Indebtedness. The amount of such subsidiary indebtedness as of November 30, 1996 (including the debt securities of Centennial Cellular which aggregated $380,000,000 in outstanding principal amount at November 30, 1996) was $1,061,799,000.

     Senior Debt Securities are to be issued under a supplement to the Indenture, dated as of February 15, 1992, between the Company and First Trust of California, National Association, successor-in-interest to Bank of America National Trust and Savings Association, as trustee (the 'Senior Indenture'); Senior Subordinated Debt Securities are to be issued under a supplement to the Indenture, dated as of October 15, 1991, between the Company and Bank of Montreal Trust Company, as trustee (the 'Senior Subordinated Indenture'); and Subordinated Debt Securities are to be issued under an Indenture to be executed by the Company and State Street Bank and Trust Company, as trustee (the 'Subordinated Indenture'). In this Prospectus, the Senior Indenture, the Senior Subordinated Indenture and the Subordinated Indenture are sometimes collectively referred to as the Indentures and the trustees thereunder are sometimes collectively referred to as the Trustees and individually as a Trustee.

     The terms of the Debt Securities include those stated in the Indentures and those made part of such Indentures by reference to the Trust Indenture Act of 1939 as in effect on the date thereof. The Debt Securities are subject to all such terms, and prospective purchasers of Debt Securities are referred to the Indentures and the Trust Indenture Act for a statement thereof. The statements under this caption relating to the general terms and provisions of the Debt Securities and the Indentures are summaries of the material terms thereof. Such summaries are qualified in their entirety by express reference to the Indentures which have been filed as exhibits to the Registration Statements of which this Prospectus is a part and must be read in conjunction with the description of the particular terms of the Offered Debt Securities that will be set forth in the Prospectus Supplement relating thereto.

GENERAL

     The Indentures do not limit the aggregate principal amount of debentures, notes or other evidences of indebtedness which may be issued thereunder and provide that Debt Securities may be issued thereunder in one or more series, in such form or forms, with such terms and up to the aggregate principal amount authorized from time to time by the Company.

     Reference is made to the Prospectus Supplement for the following terms of the Offered Debt Securities: (1) the designation (including whether they are Senior Debt Securities, Senior Subordinated Debt Securities or Subordinated Debt Securities and whether such Debt Securities are convertible), aggregate principal amount and authorized denominations of the Offered Debt Securities;
(2) the percentage of their principal amount at which such Offered Debt Securities will be issued; (3) the date or dates on which the Offered Debt Securities will mature or the method of determination thereof; (4) the rate or rates (which may be fixed or variable) at which the Offered Debt Securities will bear interest, if any, or the method by which such rate or rates shall be determined, any reset features of the rates and the date or dates from which such interest will accrue or the method by which such date or dates shall be determined; (5) the dates on which any such interest will be payable and the Regular Record Dates for such Interest Payment Dates; (6) any mandatory or optional sinking fund or purchase fund or analogous provisions; (7) if applicable, the date after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at the option of the Company or of the Holder thereof and the other detailed terms and provisions of such optional or mandatory redemption; (8) if applicable, the terms and conditions upon which the Offered Debt Securities may be convertible into Class A Common Stock, including the initial conversion rate, the conversion period and any other provision in addition to or in lieu of those described herein; (9) whether such Offered Debt Securities shall be subject to defeasance and, if so, the terms thereof; (10) any Events of Default provided with respect to the Offered Debt Securities that are in addition to or different from those described herein; and (11) any other terms of the Offered Debt Securities.

     The Indentures for the 11 7/8% Debentures, the 9 3/4% Notes, the 9 1/2% Notes and the Discount Notes provide that the holders of the 11 7/8% Debentures, the 9 3/4% Notes, the 9 1/2% Notes and the Discount Notes, respectively, have the right to require the Company to purchase the 11 7/8% Debentures, the 9 3/4% Notes, the 9 1/2% Notes and the Discount Notes, as the case may be, following a transaction or transactions which reduce below 300 the number of record holders of the Class A Common Stock and which result in certain reductions in ratings of the 11 7/8% Debentures, the 9 3/4% Notes, the 9 1/2% Notes and the Discount Notes, as the case may be. Unless otherwise indicated in the Prospectus Supplement relating thereto, the holders of Offered Debt Securities will not have a similar right or be entitled to other types of event risk protection.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the principal of (and premium, if any) and interest on the Offered Debt Securities will be payable, and the Offered Debt Securities will be exchangeable and transfers thereof will be registrable, at the Corporate Trust Office of the Trustee, provided that at the option of the Company, payment of any interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered Debt Securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any registration of transfer or exchange of the Offered Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount from the principal amount thereof. Special federal income tax, accounting and other considerations applicable to any such Original Issue Discount Securities will be described in the Prospectus Supplement relating thereto.

SUBORDINATION

     The payment of the principal of (and premium, if any) and interest on Subordinated Debt Securities is expressly subordinated, to the extent and in the manner set forth in the Subordinated Indenture, in right of payment to the prior payment in full of all present and future Senior Indebtedness (including the 9 3/4% Notes, the 9 1/2% Notes, the Discount Notes and any other Senior Debt Securities and the 11 7/8% Debentures and any other Senior Subordinated Debt Securities then outstanding) of the Company. Senior Indebtedness is defined in the Subordinated Indenture as: (a) the Bank Obligations and (b) the principal of (and premium, if any) and interest on (i) all other indebtedness for money borrowed by the Company, whether outstanding on the date of the Indenture or thereafter created or incurred; (ii) all other indebtedness for money borrowed by another Person in which the Company has an equity interest or has the right to purchase an equity interest, which is guaranteed in whole or in part directly or indirectly by the Company (whether such guarantee is outstanding on the date of the Indenture or thereafter created or incurred); and (iii) all indebtedness constituting purchase money indebtedness for the payment of which the Company is directly or contingently liable, whether outstanding on the date of the Indenture or thereafter created or incurred; (c) any obligation of the Company to purchase or guarantee indebtedness of, to supply funds to or invest in another Person in which the Company has an equity interest or has the right to purchase an equity interest (whether such obligation is outstanding on the date of the Indenture or is thereafter created or incurred); (d) any obligation of the Company to any Person in respect of surety or similar bonds issued by such Person in connection with entering into, renewing, extending or maintaining any cable television franchise granted by a governmental authority or any construction in respect of any cable television system by the Company or any other Person in which the Company has an equity interest or has the right to purchase an equity interest; (e) any obligation of the Company to compensate, reimburse or indemnify an issuer with respect to any letter of credit issued at the request of or for the account of the Company; (f) any obligation of the Company under any Interest Swap Obligations or Currency Agreements (other than any Interest Swap Obligations or Currency Agreements the payments with respect to which correspond to payments on, or one of the events permitting the early termination of which is expressly connected to, any indebtedness of the Company which is expressed to be subordinate to other indebtedness of the Company or to rank on a parity with the Subordinated Debt Securities); and (g) all renewals, extensions or refundings of any such obligations, indebtedness and guarantees; provided, however, that if, by the terms of the instrument creating or evidencing any obligation, indebtedness or guarantee (referred to in clauses (a) through (g) above), it is expressly provided that such obligation, indebtedness or guarantee is subordinate to all indebtedness of the Company other than the Subordinated Debt Securities or indebtedness ranking pari passu with the Subordinated Debt Securities or is not superior in right of payment to the Subordinated Debt Securities, such obligation, indebtedness or guarantee shall not be included as Senior Indebtedness but shall rank pari passu with the Subordinated Debt Securities.

     The payment of the principal of (and premium, if any) and interest on Senior Subordinated Debt Securities is expressly subordinated, to the extent and in the manner set forth in the Senior Subordinated Indenture, in right of payment to the prior payment in full of all present and future Senior Indebtedness (including the 9 3/4% Notes, the 9 1/2% Notes, the Discount Notes and any other Senior Debt Securities then outstanding) of the Company. Senior Indebtedness is defined in the Senior Subordinated Indenture in the same manner as in the Subordinated Indenture; provided, however, that if, by the terms of the instrument creating or evidencing any obligation, indebtedness or guarantee (referred to in clauses (a) through (g) of the preceding paragraph), it is expressly provided that such obligation, indebtedness or guarantee is subordinate to all other indebtedness of the Company or is not superior in right of payment to the Senior Subordinated Debt Securities, such obligation, indebtedness or guarantee (including any Subordinated Debt Securities) shall not be included as Senior Indebtedness; and, provided, further, that Senior Indebtedness as defined in the Senior Subordinated Indenture does not include
(i) the 11 7/8% Debentures then outstanding, if any, with which the Senior Subordinated Debt Securities will rank pari passu and (ii) any other obligation, indebtedness or guarantee that is created or evidenced by an instrument the terms of which expressly provide that such obligation, indebtedness or guarantee ranks pari passu with the Senior Subordinated Debt Securities.

     The Indentures do not restrict the amount of additional Senior Indebtedness that may be incurred by the Company. The aggregate principal amount of Senior Indebtedness outstanding as of a recent date will be set forth in the accompanying Prospectus Supplement.

     Upon any payment or distribution of assets of the Company to creditors upon any dissolution, winding up, total or partial liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency or receivership or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Company or otherwise, all principal of, premium, if any, and interest due on all Senior Indebtedness (including any Outstanding Senior Debt Securities) must be paid in full before the holders of the Senior Subordinated Debt Securities or the Subordinated Debt Securities are entitled to receive or retain any payment thereon. Subject to the payment in full of all Senior Indebtedness, the holders of the Senior Subordinated Debt Securities or the Subordinated Debt Securities will be subrogated to the rights of the holders of Senior Indebtedness (as respectively defined in the Senior Subordinated Indenture and the Subordinated Indenture) to receive payments or distributions of assets of the Company applicable to Senior Indebtedness until the Senior Subordinated Debt Securities or Subordinated Debt Securities are paid in full.

     Upon any default by the Company in the payment of all or any portion of principal of, premium, if any, or interest on Senior Indebtedness (as defined in the Senior Subordinated Indenture or Subordinated Indenture, as applicable) and the Trustee has received written notice thereof, when the same becomes due, no payment may be made on or in respect of the Senior Subordinated Debt Securities or the Subordinated Debt Securities until such default has been cured or waived or the benefits of this provision have been waived by or on behalf of the holders of such Senior Indebtedness.

CONVERSION RIGHTS

     The Prospectus Supplement will provide whether the Offered Debt Securities will be convertible and, if so, the initial conversion price or conversion rate at which such convertible Debt Securities will be convertible into Class A Common Stock. The holder of any convertible Debt Security will have the right exercisable at any time during the time period specified in the Prospectus Supplement, unless previously redeemed by the Company, to convert such Debt Security at the principal amount thereof (or, if such Debt Security is an Original Issue Discount Security, such portion of the principal amount thereof as is specified in the terms of such Debt Security) into shares of Class A
Common Stock at the conversion price or conversion rate set forth in the Prospectus Supplement, subject to adjustment as described below. The holder of a convertible Debt Security may convert a portion thereof which is $1,000 or any integral multiple of $1,000. In the case of Debt Securities called for redemption, conversion rights will expire at the close of business on the date fixed for the redemption as may be specified in the Prospectus Supplement, except that in the case of redemption at the option of the holder, if applicable, such right will terminate upon receipt of written notice of the exercise of such option.

     In certain events, the conversion rate will be subject to adjustment as set forth in the Indentures. Such events include the issuance of shares of any class of capital stock of the Company as a dividend on the Class A Common Stock into which the Debt Securities of such series are convertible; subdivisions, combinations and reclassifications of the Class A Common Stock into which Debt Securities of such series are convertible; the issuance to all holders of Class A Common Stock into which Debt Securities of such series are convertible of rights or warrants entitling the holders (for a period not exceeding 45 days) to subscribe for or purchase shares of Class A Common Stock at a price per share less than the current market price per share of Class A Common Stock (as defined in the Indentures); and the distribution to all holders of Class A Common Stock of evidences of indebtedness of the Company or of assets (excluding cash dividends paid from retained earnings and dividends payable in Class A Common Stock for which adjustment is made as referred to above) or subscription rights or warrants (other than those referred to above). No adjustment of the conversion price or conversion rate will be required unless an adjustment would require a cumulative increase or decrease of at least 1% in such price or rate. Fractional shares of Class A Common Stock will not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment. Convertible Debt Securities surrendered for conversion between the record date for an interest payment, if any, and the interest payment date (except convertible Debt Securities called for redemption on a redemption date during such period) must be accompanied by payment of an amount equal to the interest thereon which the registered holder is to receive.

DEFAULTS, NOTICE AND WAIVER

     The following are to be Events of Default under the Indentures with respect to Debt Securities of any series issued thereunder: (i) default in the payment of interest on any Debt Security of that series when due continued for 30 days (whether or not such payment is prohibited by the subordination provisions of the Indenture); (ii) default in the payment of the principal of (or premium, if any, on) any Debt Security of that series at its Maturity (whether or not payment is prohibited by the subordination provisions of the Indenture); (iii) default in the deposit of any sinking fund payment or analogous obligation, when and as due by the terms of any Debt Security of that series (whether or not payment is prohibited by the subordination provisions of the Indenture); (iv) default in the performance, or breach, of any other covenant or warranty of the Company in the Indenture or any Debt Security of that series (other than a covenant included in the Indenture solely for the benefit of Debt Securities other than that series), continued for 90 days after written notice from the Trustee or the holders of 25% or more in principal amount of the Debt Securities of such series outstanding; (v) certain events of bankruptcy, insolvency or reorganization; and (vi) any other event of default provided with respect to Debt Securities of that series. If an Event of Default provided with respect to Debt Securities of any series at the time Outstanding shall occur and be continuing, the Trustee or the holders of not less than 25% in principal amount of outstanding Debt Securities of that series may declare the unpaid principal balance to be immediately due and payable. However, any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. For information as to waiver of defaults, see 'Modification and Waiver.'

     Reference is made to the Prospectus Supplement relating to any series of Offered Debt Securities which are Original Issue Discount Securities for the particular provision relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

     The Company must file annually with each Trustee an Officers' Certificate stating whether or not the Company is in default in the performance and observance of any of the terms, provisions and conditions of the respective Indenture and, if so, specifying the nature and status of the default.

     Each Indenture provides that the Trustee, within 90 days after the occurrence of a default, will give to holders of Debt Securities of any series notice of all defaults with respect to such series known to it, unless such default shall have been cured or waived; but, except in the case of a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund or analogous obligation installment with respect to Debt Securities of such series, the Trustee shall be protected in withholding such notice if the board of directors or such committee of directors as designated in such Indenture or Responsible Officer of the Trustee in good faith determines that the withholding of such notice is in the interest of such holders.

     Each Indenture contains a provision entitling the Trustee to be indemnified by holders of Debt Securities before proceeding to exercise any right or power under such Indenture at the request of any such holders. Each Indenture provides that the holders of a majority in principal amount of the outstanding Debt Securities of any series may, subject to certain exceptions, direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred upon the Trustee with respect to Debt Securities of such series. The right of a holder to institute a proceeding with respect to each Indenture is subject to certain conditions precedent including notice and indemnity to the Trustee, but the holder has an absolute right to receipt of principal and interest when due and to institute suit for the enforcement thereof.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     Unless otherwise indicated in the Prospectus Supplement relating to Offered Debt Securities, the Company, without the consent of any Holder of Outstanding Debt Securities, may consolidate with or merge into any other Person, or convey, transfer or lease its assets substantially as an entirety to, any Person, provided that the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer or lease the assets of the Company substantially as an entirety is organized under the laws of any United States jurisdiction and assumes the Company's obligations on the Debt Securities and under the Indenture, that after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and that certain other conditions are met.

MODIFICATION AND WAIVER

     Modification and amendments of the Indentures may be made by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby: (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security; (b) reduce the principal amount of, or any premium or interest on, any Debt Security; (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof; (d) adversely affect any right of repayment at the option of the Holder of any Security, or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation; (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; or (f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of the Holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

     Without the consent of any Holder of Outstanding Debt Securities, the Company may amend or supplement the Indentures and each series of Debt
Securities to cure any ambiguity or inconsistency or to provide for Debt Securities in bearer form in addition to or in place of registered Debt
Securities or to make any other provisions that do not adversely affect the rights of any Holder of Outstanding Debt Securities.

     The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of that series or in respect of a provision which under such Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected.

SATISFACTION AND DISCHARGE OF INDENTURE; DEFEASANCE

     Each Indenture may be discharged upon payment of the principal of (and premium, if any) and interest, if any, on all the Debt Securities and all other sums due thereunder. In addition, the Indentures provide that if, at any time after the date thereof, the Company, if so permitted with respect to Debt Securities of a particular series, shall deposit with the Trustee, in trust for the benefit of the holders thereof, (i) funds sufficient to pay, or (ii) U.S. Government Obligations as will, or will together with the income thereon without consideration of any reinvestment thereof, be sufficient to pay, all sums due for the principal of (and premium, if any) and interest, if any, on the Debt Securities of such series, as they shall become due from time to time, and certain other conditions are met, the Trustee shall cancel and satisfy such Indenture with respect to such series to the extent provided therein. The Prospectus Supplement describing the Debt Securities of such series will more fully describe the provisions, if any, relating to such cancellation and satisfaction of the Indenture with respect to such series.

TRUSTEES

     First Trust of California, National Association, successor-in-interest to Bank of America National Trust and Savings Association, is the trustee with respect to the 9 3/4% Notes, the 9 1/2% Notes and the Discount Notes which were issued under the Senior Indenture and will rank pari passu with any other Senior Debt Securities. Bank of Montreal Trust Company is the trustee with respect to the 11 7/8% Debentures, which were issued under the Senior Subordinated Indenture and will rank pari passu with any other Senior Subordinated Debt Securities. The Trustees may perform certain services for and transact other banking business with the Company from time to time in the ordinary course of business.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized Capital Stock consists of 400,000,000 shares of Class A Common Stock, 300,000,000 shares of Class B Common Stock, par value $.01 per share (the 'Class B Common Stock' and, together with the Class A Common Stock, the 'Common Stock'), and 100,000,000 shares of preferred stock, par value $.01 per share (the 'Preferred Stock'). As of January 16, 1997, 29,274,472 shares of Class A Common Stock were issued and outstanding (excluding treasury shares) and 45,126,115 shares of Class B Common Stock were issued and outstanding. At such date, 42,297,059 shares of Class B Common Stock were owned by Leonard Tow, Chairman of the Board and Chief Executive Officer of the Company, and certain trusts for the benefit of members of his family. No shares of Preferred Stock are outstanding and there is no agreement or understanding that would require the issuance of any series of such stock.

COMMON STOCK

  Dividends

     The Company has never paid a cash dividend on its common stock. The Company is currently restricted from paying cash dividends by certain of its debt instruments. Its ability to do so is further limited by provisions of credit agreements entered into by certain of its subsidiaries that limit the amount of cash that may be upstreamed to the Company.

     If all cumulative dividends shall have been paid as declared or set apart for payment upon shares of Preferred Stock then outstanding, if any, holders of shares of Class A Common Stock and Class B Common Stock are entitled to receive such dividends as may be declared by the Company's Board of Directors out of funds legally available for such purpose. No dividend may be declared or paid in cash or property on any share of Class B Common Stock, however, unless simultaneously the same dividend is paid on each share of Class A Common Stock. Dividends can be declared and paid on shares of Class A Common Stock without being declared and paid on the shares of Class B Common Stock. In the case of any stock dividend, holders of Class A Common Stock are entitled to receive the same percentage dividend (payable in shares of Class A Common Stock) as the holders of Class B Common Stock receive (payable in shares of Class B Common Stock).

  Voting Rights

     Holders of shares of Class A Common Stock and Class B Common Stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes except (i) for the election of directors and
(ii) as otherwise required by law. Under New Jersey law, the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock is required to approve, among other matters, an amendment of the certificate of incorporation if the rights or preferences of such holders would be subordinated or otherwise adversely affected thereby. In the election of directors, the holders of Class A Common Stock, voting as a separate class, are entitled, to elect one director. The holders of Class A Common Stock and Class B Common Stock, voting as a single class with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, are entitled to elect the remaining directors. Holders of Class A Common Stock and Class B Common Stock are not entitled to cumulate votes in the election of directors. The ownership interest in the Company of Leonard Tow and the Tow Trusts, constituting approximately 88.02% of the combined voting power of both classes of Common Stock, gives such persons the power to elect all but one Class A director as described above and to control the vote on all other matters submitted to a vote of the Company's stockholders.

  Liquidation Rights

     Upon liquidation, dissolution or winding up of the Company, the holders of Class A Common Stock are entitled to share ratably with the holders of Class B Common Stock in all assets available for distribution after payment in full of creditors and after the preferential rights of holders of shares of Preferred Stock then outstanding, if any, have been satisfied.

  Other Provisions

     Each share of Class B Common Stock is convertible at the option of its holder into one share of Class A Common Stock at any time, and converts automatically into one share of Class A Common Stock upon sale or other transfer prior to December 31, 2010 to a person other than an associate. The holders of Class A Common Stock and Class B Common Stock are not entitled to preemptive or subscription rights. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, consolidated, reclassified, or otherwise changed unless concurrently the other class of shares is subdivided, consolidated, reclassified, or otherwise changed in the same proportion and in the same manner.

PREFERRED STOCK

     The 100,000,000 shares of authorized and unissued Preferred Stock may be issued with such designations, voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions of such rights, as the Company's Board of Directors may authorize, including but not limited to: (i) the distinctive designation of each series and the number of shares that will constitute such series; (ii) the voting rights, if any, of shares of such series; (iii) the dividend rate on the shares of such series, any restriction, limitation or condition upon the payment of such dividends, whether dividends shall be cumulative and the dates on which dividends are payable; (iv) the prices at which, and the terms and conditions on which, the shares of such series may be redeemed, if such shares are redeemable;
(v) the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series; (vi) any preferential amount payable upon shares of such series in the event of the liquidation, dissolution or winding-up of the Company or the distribution of its assets; and (vii) the prices or rates of conversion at which, and the terms and conditions on which, the shares of such series may be converted into other securities, if such shares are convertible.

TRANSFER AGENT

     The Transfer Agent and Registrar for the Class A Common Stock is ChaseMellon Shareholder Services L.L.C., Ridgefield Park, New Jersey.

                              PLAN OF DISTRIBUTION

GENERAL

     The Company may sell Offered Debt Securities on a negotiated or competitive bid basis to or through underwriters or dealers, and also may sell Offered Debt Securities directly to other purchasers or through agents. The Prospectus Supplement will describe the method of distribution of the Offered Debt Securities.

     The distribution of the Offered Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     If underwriters are used in the offering of Offered Debt Securities, the names of the managing underwriter or underwriters and any other underwriters, and the terms of the transaction, including compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement relating to such offering. Only underwriters named in a Prospectus Supplement will be deemed to be underwriters in connection with the Offered Debt Securities described therein. Firms not so named will have no direct or indirect participation in the underwriting of such Offered Debt Securities, although such a firm may participate in the distribution of such Offered Debt Securities under circumstances entitling it to a dealer's commission. It is anticipated that any underwriting agreement pertaining to any Offered Debt Securities will (1) entitle the underwriters to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended (the 'Securities Act'), or to contribution for payments which the underwriters may be required to make in respect thereof, (2) provide that the obligations of the underwriters will be subject to certain conditions precedent, and (3) provide that the underwriters generally will be obligated to purchase all Offered Debt Securities if any are purchased.

     The Company also may sell Offered Debt Securities to a dealer as principal. In such event, the dealer may then resell such Offered Debt Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     Offered Debt Securities also may be offered through agents designated by the Company from time to time. Any such agent will be named, and the terms of any such agency will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in such Prospectus Supplement, any such agent will act on a best efforts basis for the period of its appointment.

     Dealers and agents named in a Prospectus Supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the Offered Debt Securities described therein and, under agreements which may be entered into with the Company, may be entitled to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution for payments which they may be required to make in respect thereof.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

     If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers by certain institutional investors to purchase Offered Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Institutional investors with whom such contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions but shall in all cases be subject to the approval of the Company. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts. Agents and underwriters will not have any responsibility in respect of the validity of such contracts or the performance of the Company or such institutional investors thereunder.

     The anticipated place and time of delivery for the Offered Debt Securities will be set forth in the Prospectus Supplement.

                                 LEGAL MATTERS

     The legality of the Debt Securities offered will be passed upon for the Company by Leavy Rosensweig & Hyman, New York, New York. David Z. Rosensweig, a partner in the firm of Leavy Rosensweig & Hyman, is the Secretary and a director of the Company. Certain legal matters concerning the offering of the Debt Securities will be passed upon for the Company by its securities counsel, Whitman Breed Abbott & Morgan, New York, New York. Certain legal matters will be passed upon for the underwriters or agents, if any, by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

_____________________________________      _____________________________________

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                          ---------------------------

                                TABLE OF CONTENTS
                              PROSPECTUS SUPPLEMENT

                                                     PAGE
                                                     ----

Recent Developments...............................    S-2
Use of Proceeds...................................    S-3
Selected Financial Information....................    S-4
Description of the Notes..........................    S-5
Underwriting......................................   S-15

                       PROSPECTUS

Available Information.............................      2
Incorporation of Certain Documents by Reference...      2
Risk Factors......................................      3
The Company.......................................      6
Ratio of Earnings to Fixed Charges................      6
Use of Proceeds...................................      7
Price Range of Class A Common Stock...............      7
Description of Debt Securities....................      7
Description of Capital Stock......................     14
Plan of Distribution..............................     15
Legal Matters.....................................     16
Experts...........................................     16

_____________________________________      _____________________________________

_____________________________________      _____________________________________


         CENTURY
[Logo]   COMMUNICATIONS
         CORP.

                                  $250,000,000

                          8 7/8% Senior Notes due 2007

                          ---------------------------

                             PROSPECTUS SUPPLEMENT
                          ---------------------------

                               J.P. MORGAN & CO.

                                JANUARY 17, 1997

_____________________________________      _____________________________________